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ROFIN-SINAR TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

SilverArrow Capital Advisors LLP
SilverArrow Capital Holding Ltd.
SAC Jupiter Holding Ltd.
Pluto Fund Limited
Thomas Limberger
Robert Schimanko
Abdullah Saleh A. Kamel
Osama H. Al Sayed
Ernesto Palomba

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 8, 2015, SilverArrow Capital Advisors LLP (“SilverArrow Advisors”) for and on its own behalf and on behalf of the other Participants (as defined below) issued a press release announcing that it intends to nominate three directors at the 2016 annual meeting of stockholders (the “Annual Meeting”) of Rofin-Sinar Technologies Inc. (“Rofin” or the “Company”).

The press release dated October 8, 2015 reads as follows:

SILVERARROW CAPITAL ADVISORS LLP INTENDS TO NOMINATE THREE DIRECTORS AT ROFIN-SINAR TECHNOLOGIES INC. 2016 ANNUAL MEETING OF STOCKHOLDERS

LONDON, UNITED KINGDOM, OCTOBER 8, 2015 - SILVERARROW CAPITAL ADVISORS LLP ISSUED THE FOLLOWING OPEN LETTER TO STOCKHOLDERS OF ROFIN-SINAR TECHNOLOGIES INC. (NASDAQ: RSTI, FRANKFURT STOCK EXCHANGE, RSI) AND ANNOUNCED ITS INTENT TO NOMINATE DIRECTORS AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS.

Dear Fellow Stockholders,

We, SilverArrow Capital Advisors LLP (“SilverArrow”), are writing to you as one of the largest stockholders of Rofin-Sinar Technologies Inc. (“Rofin” or the “Company”, NASDAQ: RSTI, Frankfurt Stock Exchange: RSI).

By way of background, we currently beneficially own over 9%1 of Rofin’s outstanding shares and have owned shares of Rofin for over a year.  We plan to be long-term stockholders of Rofin.  While we believe that the Company has great potential in a growing market, it is apparent to us that the Company’s current board of directors (the “Board”) and management team have not made the proper strategic and operational decisions to unlock value for all stockholders.

Rofin’s stock has significantly underperformed over the past one, three and five-year periods when compared to its peer group and broader indices.  We attribute the market’s substantial discount to Rofin’s misguided strategy, poor board oversight and ineffective management.  Rofin has lost relative market share, is burdened with numerous corporate inefficiencies, has missed out on growth opportunities and has not properly deployed capital.  Additionally, we believe Rofin’s long-tenured board (15 year average)2 lacks the true independence needed to serve the interests of its stockholders.  The Board has engaged in related party transactions and is comprised of individuals with long-standing personal and professional relationships that lead them to operate in their own interests (and not those of the stockholders as a whole).  We believe we have a clear roadmap for change and value creation for stockholders.  New directors are needed to help refocus Rofin and add fresh perspectives with a greater focus on stockholder accountability, while implementing a strategic review and focusing on higher growth segments of the market, initiating a sales and marketing restructuring program, an operational excellence program, improving governance practices and properly deploying capital.

For the past five months, we have attempted to open a constructive dialogue and voice our concerns to the Board and the Rofin management team.  We have asked for minority representation on the Board so that we could help set forth the proper initiatives to improve performance and valuation.  We attempted to avoid a costly public campaign and desired to work together with the Board and Rofin management team, but we have encountered significant roadblocks at every turn, and it has become apparent to us that the Board has no intention of working with us for the benefit of all stockholders.  Instead, it appears that the members of the Board merely want to protect their own personal interests and have chosen to ignore the numerous mistakes that Rofin has made.

1 Based on 28,181,803 shares of Common Stock outstanding as of August 7, 2015, as reported in the Company’s Form 10-Q filed with SEC on August 10, 2015.
2 Tenure at the 2016 Annual Meeting of Stockholders

By way of example, effective July 1, 2015, the Company appointed Mr. Thomas Merk, formerly the Chief Operating Officer of the ROFIN Laser Micro Group and ROFIN Laser Marking Business, as President and Chief Executive Officer of the Company.  In our view, many of Rofin’s numerous failings are operational in nature, and appointing the former officer partially responsible for these issues not only reflects poor judgment by the Board, but will also compound the Company’s problems in the long run.

As such, we plan to nominate three new independent directors at the Company’s 2016 annual meeting of stockholders.

Below, we outline many of the issues that we have noted with respect to the Company, the solutions that could help realize at least a 120%3 increase in the Company’s stock price, and our experience in similar turnaround situations.

Sales and Market Share

While the global laser market has grown with a compounded annual growth rate (“CAGR”) of 17.2% from 2010-2014, Rofin’s sales have only grown by 5.8% over this period.  Compared to its peer group, Rofin’s market share has decreased from 17% to 14% over the same period and from a high of 23% in 2008.  One would expect the Company to focus on why this has occurred and the steps that could be taken to improve sales.  However, while the global laser market is expected to grow with a CAGR of 15.7% over the next four years, analysts only expect Rofin’s revenue to grow with a CAGR of 3.4% over the same period.  The Company appears not to recognize these opportunities, and we question whether the Company even understands them.  Consider the following:

•	The Company’s August 2015 investor presentation as well as previous investor presentations show Rofin’s position in the global industrial laser market which merely represents ~26% of the total laser market in 2014.
•	The Company’s August 2015 investor presentation indicates that the Company is “best positioned to take a share of the growing $950 MM+ fiber laser market,”. In actuality, the total fiber laser market in 2015 is estimated at ~$3.2 billion.

The Company’s information about the laser market and Rofin’s market position is very vague and incomprehensible, while not properly reflecting the total addressable market across the Company's existing and potential product portfolio.

It is apparent to us that Rofin’s global sales strategy has the wrong priorities in a number of areas.  Rofin has focused most of its efforts on the European market, while the Asian market currently represents 47% of the total laser market.  Looking forward, the Asian market is expected to grow significantly over the next five years and Rofin can’t afford to continue missing this opportunity.

3 Calculation is based on last three months average of USD 25.43 as of September 30, 2015, which results in an estimated share price of $56 (SilverArrow business plan 2019).

Additionally, Rofin has missed a sizeable opportunity by entering the fiber laser market late in its growth stage.  While the Company has focused the majority of its efforts on CO2 and Solid-state lasers (with respective CAGRs of 14.1% and 10.5% from 2010-2014), the fiber laser market has grown with a CAGR of 37.7% over the same period.  Over the next five years, the fiber laser market’s growth is expected to outpace the growth of other lasers significantly, and this opportunity should not be ignored.

We believe that sales at Rofin could be improved through a number of measures, including the following:

•	Creating new sales channels and market pipelines through a stronger focus on Asia and North America
•	Supporting excellent innovation through the creation of a world-class sales force to counteract a decrease in market share
•	Focusing on Fiber technology and medical applications
•	Leveraging the Component business units through the patent landscape
•	Expanding through acquisitions of smaller technology companies
•	Expanding into selected high-growth markets with new product portfolios and a dedicated cross-selling approach

Operations

The Company’s margins have significantly trailed its peers consistently since 2010.  The Company’s gross margins have decreased from 38.7% to 35.1% from 2010 through 2014, while its peer group had average gross margins of 42.0% in 2014.  Meanwhile, from 2010-2014, the Company’s cost of goods sold (“COGS”)/Sales have increased from 58.5% to 61.6%, while its peer group had a significantly lower average COGS/Sales rate of 52.4% in 2014.  The Company’s EBIDTA margin shows an even more disheartening picture, decreasing from 13.1% to 9.4% from 2010-2014 while its peer group had an average EBITDA margin of 19.5% in 2014, over 50% higher than Rofin.

The Company’s structure needs to be fixed.  Management has acknowledged to us the decentralized structure of the organization, and it appears that many of the facilities effectively run as separate entities, failing to achieve economies of scale.  Globally there are more than 40 sites within this fractured organization, illustrating a lack of previous M&A integration.  Additionally, the Company unnecessarily has two headquarters (one in Germany and one in the US) and trades in both Germany and the US, resulting in additional compliance and administrative costs.
The implementation of an Operational Excellence Program and certain other simple steps would increase EBITDA margins significantly and effect an estimated EBIT increase to at least $122 million by 2019.  Some examples of the steps that could be taken would include:

•	Streamline Production Network
o	Integrate previous M&A
o	Consolidate European sites
o	Shift some production to lower-cost countries for first generation products
o	Install regional hubs with reasonable R&D and sales networks
o	Build integrated processes to anticipate shift towards platform-based solutions

•	Operational Excellence Program
o	Centralization of purchasing
o	Lean Concept
o	Shared service center concept
o	Clearly structured sales force with global, cross-selling strategy
o	Enhancement program of current underperforming indicators
•	Remove Unprofitable Segments
o	Outsource low-end, non-value accretive manufacturing processes
o	Disposal or sale of manufacturing sites conducting standard processes, such as welding milling and assembly
•	Cost Reductions
o	COGS reduction i.e. Diode cost
o	Administrative cost reduction
o	R&D cost reduction

Stock Performance and Capital Allocation

The Company’s stock performance has lagged behind its peer group and various indices over the past one, three and five-year periods.  While the items we have mentioned above explain these results in part, the Company’s inability to convey its investment story to stockholders and its deployment of capital is also to blame.  For instance, we noticed a decline in the Company’s stock price after it engaged in a roadshow with its new CEO.

It is unacceptable to us that Rofin has not met analyst expectations on various metrics in 11 of the previous 21 quarters.  This, combined with numerous instances of revising guidance downwards over the past few years, is another example of the Company failing to deliver results and implement necessary changes to reverse this trend.

On a positive note, the Company does have a strong liquidity position, with virtually no debt and excessive cash on the balance sheet.  We feel the Company has not properly optimized the balance sheet.  If there are no M&A opportunities that can be found at reasonable prices, we believe the Company should return cash to stockholders through a combination of a dividend or further stock repurchase program.  We do not think it is efficient to hold cash on the balance sheet without deploying it for accretive purchases.

Corporate Governance

As mentioned above, we have attempted to engage in constructive dialogue with the Board and the Company's management team.  However, after five months, our attempts to work with the Board have been rebuffed, and it is now necessary to publicly explain our case to other Rofin stockholders.  While the Nominating and Governance Committee have tried to delay our requests for board representation, all stockholders should consider the following facts:

•	Mr. Daniel Smoke (Chair of the Audit Committee) is the subject of certain allegations related to his prior employment as CFO of JAC Products Inc. that we believe, in part, gave rise to him being terminated with cause from this prior position. The allegations are extremely troubling, and they call into question the decision to entrust Mr. Smoke with the critical role of Audit Committee Chair.

•	The Board has not added a new independent board member in 11 years.
•	The average tenure of the Board (including the new CEO) will be 15 years.[4]
•	Only four of the seven Board members are “independent” by NASDAQ standards.
•	Mr. Carl Baasel received over $900,000 from the Company for consulting services and renting space to Rofin, both at what we believe to be above-market rates.
•	Mr. Gary Willis (tenure of 20 years) and Mr. Stephen Fantone (tenure of 11 years), two of the four “independent” directors have a past history of serving on numerous boards together, potentially compromising their appetite to provide opposing views on the various issues plaguing the Company.[5]
•	The Board has not provided any additional detail on how SilverArrow could work with them to increase stockholder value.
•	The Company has shown no desire to implement best-in-class corporate governance policies, as evidenced by:
o	Staggered election of directors,
o	Plurality vote standard in uncontested elections,
o	No ability for stockholders to call special meetings,
o	No ability for stockholders to act by written consent in lieu of a meeting,
o	Supermajority vote standard for certain proposals, and
o	ISS, one of the leading independent proxy advisory firms indicating that the Company had a high level of corporate governance risk in its 2015 Annual Meeting analysis.

Our Experience

The challenges facing Rofin are numerous, but we believe that the Company has a lot of promise and Mr. Thomas Limberger, Founder, Partner and CEO of SilverArrow, is the right person to oversee the achievement of the Company’s full potential.  Mr. Limberger has a deep understanding of the material processing, optoelectronics and laser business, and will draw from his previous experience creating stockholder value in addressing many of the issues plaguing Rofin.  He had been the CEO and National Executive of General Electric Germany, Austria and Switzerland, overseeing the capital and industrial businesses in the region. During Mr. Limberger’s three-year tenure as CEO of OC Oerlikon AG, the company's market capitalization increased from CHF 1.6 billion to CHF 8.5 billion (an increase of over 400%) as a result of cost improvements, a renewed global marketing strategy, accretive acquisitions, a thorough management review and entry into new higher growth markets.  Additionally, during Mr. Limberger’s two-year tenure as CEO of Von Roll Holding AG, the company's market capitalization increased by more than 80% as he undertook similar initiatives at this company during the global economic crisis.

We only have one goal: To help Rofin realize its potential and significantly increase long term value for all stockholders.  We feel we can bring director nominees that have the skill sets necessary to compliment certain existing Board members and provide additional, fresh, insightful perspectives.  If you would like to meet with us or discuss our views on the Company in greater detail, please feel free to contact D.F. King & Co., Inc., which is assisting us, toll-free at (866) 796-7186, call collect at (212) 269-5550 or email fixrofin@dfking.com.  In the meantime, we urge you to reach out to the Company and reinforce our request for new independent board members.

Best regards,

Thomas Limberger	Robert Schimanko

Partner and CEO	Senior Advisory Board

4, 5 Tenure at the 2016 Annual Meeting of Stockholders

Additional Information and Where to Find It

SilverArrow Capital Advisors LLP (“SilverArrow Advisors”), collectively with SilverArrow Capital Holding Ltd., SAC Jupiter Holding Ltd., Pluto Fund Limited, Abdullah Saleh A. Kamel, Osama H. Al Sayed, Ernesto Palomba, Thomas Limberger and Robert Schimanko, are potential participants in the solicitation of proxies from shareholders in connection with the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Rofin-Sinar Technologies, Inc. (the “Company”).  SilverArrow Advisors intends to file a proxy statement (the “2016 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting. Information relating to potential participants is contained in Amendment No. 1 to the Schedule 13D relating to these potential participants, which is being filed today with the Securities and Exchange Commission.

Promptly after filing its definitive 2016 Proxy Statement with the SEC, SilverArrow Advisors intends to mail the definitive 2016 Proxy Statement and a proxy card pursuant to applicable SEC rules. SHAREHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by SilverArrow Advisors with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov) or by writing to SilverArrow Capital Advisors LLP, 3 More London Riverside, 1st Floor, London SE1 2RE, United Kingdom.

Investor Contacts:

SilverArrow Capital Advisors LLP
Sven Ohligs (Partner): +44 (0) 20 3637 2185 or ohligs@silverarrowcapital.com

D.F. King & Co., Inc.
Richard Grubaugh (Senior Vice President): +1 (212) 493-6950 or rgrubaugh@dfking.com
Michael Madalon (Assistant Vice President): +1 (212) 269-5732 or mmadalon@dfking.com

About SilverArrow Capital Advisors LLP

SilverArrow Capital Advisors LLP is an entity of SilverArrow Capital Group. SilverArrow Capital Group is a group of investment advice and private investment firms focusing on advisory and consultancy services in industrial growth sector investments, real estate and infrastructure projects.

SilverArrow Capital Group brings value to its private investors and partners by executing a proven activist investment strategies in industrial growth companies. SilverArrow Capital Group provides investors selected exposure to real estate through a focused range of investments tailored to their requirements. For further information please visit www.silverarrowcapital.com.

SilverArrow Capital Advisors LLP, a limited liability partnership registered in England & Wales under registration number OC379903 with its registered office at 3 More London Riverside London SE1 2RE. A list of SilverArrow Capital Advisors LLP’s members is available on request.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

SilverArrow Advisors and the other Participants (as defined below) intend to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the Annual Meeting.

The Participants in the proxy solicitation are anticipated to be SilverArrow Capital Advisors LLP,  SilverArrow Capital Holding Ltd., SAC Jupiter Holding Ltd., Pluto Fund Limited, Abdullah Saleh A. Kamel, Osama H. Al Sayed, Ernesto Palomba, Thomas Limberger and Robert Schimanko (collectively, the “Participants”).